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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Estimated average burden
                                 SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR     hours per response .... 0.5
(Print or Type Responses)                SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement     Starwood Hotels & Resorts Worldwide, Inc./Starwood
Darnall, Theodore W.                               (Month/Day/Year)       Hotels & Resorts HOTEL
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)      August 6, 2002      5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
Starwood Hotels & Resorts Worldwide, Inc.         3.I.R.S. Identifi-        Director           10% Owner         (Month/Day/Year)
1111 Westchester Avenue                             cation Number of    ----               ----                   August 16, 2002
                                                    Reporting Person,        Officer (give      Other (specify  --------------------
-------------------------------------------------   if an entity        X    title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                           President, Real Estate                 Line)
                                                                           ---------------------------            Form filed by One
                                                                                                               X  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
White Plains       New York          10604                                                                     ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Shares(1)                                               96,794                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                SEC 1473 (02-02)


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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Employee Stock Option (Right to Buy)  (2)   4/26/06          Shares (1)     75,000        $22.08      D
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                                      (3)   8/12/06          Shares (1)     75,000        $23.92      D
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                                      (4)   9/25/07          Shares (1)     40,000        $53.00      D
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                                      (5)   4/29/08          Shares (1)    125,000        $49.19      D
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                                      (6)   1/26/09          Shares (1)    100,000        $24.00      D
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                                      (7)   2/22/10          Shares (1)    150,000        $24.00      D
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                                      (8)    2/7/11          Shares (1)    124,111        $37.84      D
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                                      (9)  12/21/11          Shares (1)     20,000        $28.70      D
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                                     (10)   2/15/12          Shares (1)    110,000        $34.58      D
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                                                                           819,111(11)
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Explanation of Responses:

                        /s/ Kenneth S. Siegel                 August 19, 2002
                    -------------------------------------  ----------------------
                       **Signature of Reporting Person             Date
                     Kenneth S. Siegel, Attorney-in-Fact

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.


               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                  SEC 1473 (02-02)
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                                           EXPLANATION OF RESPONSES
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
Reporting Person         Darnall, Theodore W.
Issuer Name              Starwood Hotels & Resorts Worldwide, Inc./Starwood Hotels & Resorts
Address                  Starwood Hotels & Resorts Worldwide, Inc.
                         1111 Westchester Avenue

                         White Plains, New York 10604
                         USA
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Identification Number

(1) Each holder of shares of common stock ("Corporation Shares") of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") owns an equivalent number of Class B shares of benefical interest ("Trust Shares") of Starwood Hotels & Resorts, a real estate investment trust and subsidiary of Starwood. Corporation Shares and Trust Shares may be held and traded only in units consisting of one Corporation Share and one Trust Share ("Shares").
(2) This option vested one-third on 4/29/97 and remaining two-thirds vested on 2/23/98.
(3) This option vested in full on 2/23/98.
(4) This option vests in three equal annual installments beginning on 9/25/98.
(5) This option vests in three equal annual installments beginning on 4/29/99.
(6) This option vests in four equal annual installments beginning on 1/27/00.
(7) This option vests in four equal annual installments beginning on 2/23/01.
(8) This option vests in four equal annual installments beginning on 2/8/02.
(9) This option vests in full on 12/24/02.
(10) This option vests in four equal annual installments beginning on 2/15/03.
(11) Total employee stock options held by Reporting Person.

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                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Kenneth S. Siegel, Jared T. Finkelstein and Dina F. Diagonale, signing singly, as his or her true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned Forms 3, 4 and 5, as a result of the undersigned's ownership of or transactions in securities of STARWOOD HOTELS & RESORTS WORLDWIDE, INC. and STARWOOD HOTELS & RESORTS (TOGETHER, "STARWOOD"), in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The authority under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of STARWOOD, unless earlier revoked in writing. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         The undersigned hereby revokes any and all powers of attorney executed prior to the date hereof which purport to appoint attorneys-in-fact to act on the undersigned's behalf in connection with the execution and filing of Forms 3, 4 and 5 with regard to the securities of STARWOOD.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15th day of August, 2002.

                                       /s/ THEODORE W. DARNALL
                                          ------------------------
                                                Signature

                                              THEODORE W. DARNALL
                                          ------------------------
                                                  Print Name